Exhibit 99.1

Zoned Properties Provides Update on Chino Valley Cultivation Development

Completion of 50,000 Square Feet of Operational Space Will Drive Percentage-based Advisory
Fee Revenue to be Recognized Beginning in January 2019

SCOTTSDALE, Ariz., August 07, 2018 /PRNewswire/ -- Zoned Properties, Inc. (OTCQX: ZDPY), a strategic real estate development firm whose primary mission is to identify, develop and lease sophisticated, safe and sustainable properties in emerging industries, including the licensed medical marijuana industry, today announced that it remains on schedule to complete the development of 50,000 square feet of operational space at its licensed medical marijuana cultivation facilities located in Chino Valley, Arizona. The Company expects that its primary tenant and client, Hana Meds, will have the 50,000 square feet of developed cultivation space operational and producing by the end of 2018. The completion of this phase of development will amplify Zoned Properties’ ability to recognize both fixed rental revenue and variable, percentage-based advisory fee revenue equal to 10% of Hana Meds gross revenue beginning in January 2019.

Additional images of the facility and master plan can be viewed at https://zonedproperties.com/project/chino-valley-arizona/.

“Expansion of the Chino Valley Cultivation Facility will provide Hana Meds with the operating space it needs to serve a rapidly growing demand for its own vertically-integrated products in addition to the overall medical marijuana market in Arizona,” commented Bryan McLaren, Chief Executive Officer of Zoned Properties. “Moving forward, the Chino Valley development will continue to add operational capacity in what is becoming a premier marijuana cultivation area in the Southwest Region of the United States. With completion of this phase of construction, we will meet our commitment to the local community and to our shareholders to develop sophisticated, safe and sustainable properties that increase the value of the property itself and the surrounding area. Just as important, meeting our project commitments supports our transition to a business model that eliminates the ceiling on revenue generation and allows us to implement a more aggressive growth strategy. As previously announced, the company’s variable, percentage-based advisory fees will commence in January 2019 adding a new revenue stream that we believe will exceed the revenue stream we would have achieved under our previous leasing model.”

Zoned Properties and its primary tenant and client, Hana Meds, have agreed to a set of long-term leases of the entirety of the company’s licensed medical marijuana facilities in Arizona; properties located in Chino Valley, Green Valley, Tempe and Kingman through the year 2040, with plans to further expand the developments as operational growth increases over time. In addition, Zoned Properties and Hana Meds have entered into a long-term strategic advisory relationship, under which Zoned Properties will assist Hana Meds in all aspects of building and facility performance, aiming to increase efficiency, sustainability and profitability. Zoned Properties will receive an advisory fee equal to 10% of gross revenues, paid monthly beginning January 2019.

Completion of the 50,000 square feet of operational space is anticipated to provide Hana Meds with the ability to yield up to 75 pounds of medical marijuana per week, or up to 3,750 pounds per year, which could provide Hana Meds enough capacity to obtain up to 6% of Arizona’s medical marijuana market demand. Arizona’s medical marijuana market sold over $400 Million worth of medical marijuana products in 2017 and is anticipated to sell over $500 Million worth of products in 2018.

The 50,000 square feet of operational space represents only a small fraction of the roughly 25 acres of operational space dedicated to medical marijuana cultivation and processing under a long-term master plan approved by the Town of Chino Valley. The municipality granted Zoned Properties a five-year Protected Development deal to build out its entire 47.6-acre Master Plan, which includes corporate office space for management, sustainable housing for on-site workers, a large-scale solar power installation to support energy requirements in addition to its medical marijuana facilities.

About Zoned Properties, Inc. (ZDPY):

Zoned Properties is a strategic real estate development firm whose primary mission is to identify, develop, and lease sophisticated, safe, and sustainable properties in emerging industries, including the licensed medical marijuana industry. Zoned Properties is an accredited member of the Better Business Bureau, the Forbes Real Estate Council, and the U.S. Green Building Council. The Company focuses on the strategic development of commercial properties that face unique zoning challenges; identifying solutions that could potentially have a major impact on cash flow and property value. Zoned Properties targets commercial properties that can be acquired and re-zoned or permitted for specific purposes. Zoned Properties does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substances Act.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company's control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company's current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations

Brett Maas
Managing Partner
Hayden IR
Tel (646) 536-7331
brett@haydenir.com